EXHIBIT 10.1

PURCHASE AND SALE OF BUSINESS AGREEMENT

THIS PURCHASE AND SALE OF BUSINESS AGREEMENT (the "Agreement") made and entered into this 15th day of August, 2008 (the "Execution Date"),

BETWEEN:

Ken Danchuk of #312- 2532 Shoreline Dr., Winfield, BC, Canada, V4V1H8,
Ron McQueen of PO Box 681-603, Park City, UT, 84068, and
Larry Vance of PO Box, 763, Lakeside, MT, 59922,

(individually and collectively the "Seller")

OF THE FIRST PART
- AND -
Earth Search Sciences, Inc. of #6 - 306 Stoner Loop Rd, Lakeside, MT, 59922 (the "Purchaser")
OF THE SECOND PART

BACKGROUND:

A.
The Seller is the owner of all the issued and outstanding shares of General Synfuels International Inc., a private company (“GSI”), of #6 - 306 Stoner Loop Rd. Lakeside, MT, 59922 which carries on the business of Oil Shale Exploration & Production in the State of Montana.

B.	The Seller desires to sell all the Shares to Earth Search Sciences, Inc., a public company (the “Purchaser”), and the Purchaser desires to buy the Shares.

IN CONSIDERATION of the provisions contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which consideration is acknowledged, the Parties agree as follows:

Definitions

1.	The following definitions apply in the Agreement:

a.	"Closing" means the completion of the purchase and sale of the Shares as described in this Agreement by the payment of the purchase price, and the transfer of title to the Shares.

b.	“Closing Date” means the date that the transactions described in this Agreement are completed.

c.	"Parties" means both the Seller and the Purchaser and "Party" means any one of them.

d.	“Shares” means the shares of GSI owned by the Seller

e.	“Common Stock” means the shares of ESSI

f.	“Dollars” or “$” means the lawful currency of the United States of America.

g.	“Sharing Ratio” means

Ken Danchuk                                        25%
Ron McQueen                                      25%
Larry Vance                                           50%

Sale

2.
Subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties, and conditions set out in this Agreement, the Seller agrees to sell the Shares, to the Purchaser, and the Purchaser agrees to purchase the Shares from the Seller.

Purchase Price

3.
The price to be paid by the Purchaser to the Seller for the Shares will be $4,500,000 (four million, five hundred thousand dollars), (the "Aggregate Purchase Price"), payable to the Seller, pro rata according to their Sharing Ratio, as follows:

a.
$2,000,000 on the Closing Date, in the form of 33,333,333 shares of Common Stock issued pursuant to an exemption from registration under the Securities Act of 1933 and bearing a restrictive legend as set forth herein; and

b.
$2,500,000 in the form of a promissory note dated as of the Closing Date and payable in five equal payments of $500,000, commencing on the first business day of February 2009 and continuing on the first business day of each sixth calendar month thereafter until paid.  At the election of ESSI, each note payable can be converted to ESSI 144 stock calculated at a forty percent (40%) discount to the average trading price of ESSI Common Stock 5 days prior to the emission of payment.

4.
The Parties acknowledge and agree that the market value of the Common Stock for the closing shall be $0.06 (six cents) per share of Common Stock and neither Party will make any filing with the Internal Revenue Service that is not consistent with such valuation.

5.
The Purchaser is responsible for paying all applicable taxes, including federal sales tax, state sales tax, duties, and any other taxes or charges payable to give effect to the transfer of the Shares from the Seller to the Purchaser provided, however, that the Purchaser shall have no obligation to pay income taxes or other taxes imposed upon the Seller that are measured by any gain on the sale of the Shares.

6.
The Parties agree to co-operate in the filing of elections under Section 338(g)  of the Internal Revenue Code and under any other applicable taxation legislation to allocate the Aggregate Purchase Price to the assets of GSI (including good will and other intangible assets), in order to give the required or desired effect to the allocation of the Aggregate Purchase Price.  The Purchaser agrees to reimburse the Seller for any additional taxes incurred by Seller as a result of such allocation and any taxes imposed on such reimbursement, all of which shall be considered an increase in the Aggregate Purchase Price.

Default

7.
If any of the representations or warranties of Seller in this Agreement are false or untrue at the time made or if Seller fails to perform any obligation of Seller under this Agreement and such failure continues for more than 30 days after notice thereof from Purchaser (each a “Seller Default”), Purchaser shall have the option by written notice to Seller to declare this Agreement terminated and void ab inititio.  In the event of a Seller Default, all payments of the Aggregate Purchaser Price previously received by the Seller shall be returned to the Purchaser in the form in which they were received by the Seller and neither Party to this Agreement shall thereafter have any obligation hereunder to the other Party.

8.
If any of the representations or warranties of Purchaser in this Agreement are false or untrue at the time made or if Purchaser fails to perform any obligation of Purchaser under this Agreement and such failure continues for more than 30 days after notice thereof from Seller (each a “Purchaser Default”), Seller shall have the option by written notice to Purchaser to declare this Agreement terminated and void as of the date of such Purchaser Default.  In the event of a Purchaser Default, all payments of the Aggregate Purchaser Price previously received by the Seller shall be retained by the Seller as liquidated damages; provided however, that the remaining payments under the Promissory Note shall be cancelled.

Closing

9.
The closing of the purchase and sale of the Shares (the "Closing") will take place on August 15th 2008 (the "Closing Date") at the offices of the Purchaser or at such other time and place as the Parties mutually agree.

10.	At Closing:

a.
The Purchaser shall deliver to each Seller (i) a certificate in the name of such Seller representing the number of shares of Common Stock equal to (A) 33,333,333 times (B) such Seller’s Sharing Ratio and (ii) promissory note in the form attached hereto as Exhibit A in the amount of (A) $2,500,000 times (B) such Seller’s Sharing Ratio.

b.
The Sellers’ will deliver to the Purchaser (i) all certificates of GSI held by or in the name of such Seller, duly endorsed for transfer or accompanied by a duly signed blank stock power and (ii) other transfer documents requested by the Purchaser to evidence the transfer of any bank accounts or other property of GSI.

Seller's Representations and Warranties

11.	The Seller, and each of them, severally and not jointly, represent and warrant to the Purchaser as follows with respect to such Seller and not with respect to any other Seller:

a.
The Seller is the absolute beneficial owner of the Shares registered in such Seller’s name, free and clear of any liens, charges, encumbrances or rights of others, and is exclusively entitled to dispose of the Shares registered in such Seller’s name.

b.
The execution and performance of this Agreement by Seller does not and will not (i) violate or conflict with any contract, judgment, writ, order or other obligation binding upon Seller or any of Seller’s assets or properties or (ii) require the Seller to obtain the consent of or notify any person.

c.
The Seller, and each of them, are “accredited investors” as defined in Rule 501(a) under the Securities Act of 1933 and are acquiring the Common Stock for their own account as an investment and not with a view to the sale, pledge, disposition or redistribution thereof.  The Seller understands and acknowledges that the Common Stock is being issued without registration under the Securities Act of 1933 and may be resold or transferred only pursuant to an effective registration statement under the Securities Act of 1933 or an exemption from registration thereunder, that the Purchaser is under no obligation to file any registration statement relating to the Common Stock, and that Seller may be required to hold the Common Stock for an indefinite period of time.  Each certificate representing shares of Common Stock will be imprinted with an appropriate restrictive legend.

12.	The Seller, and each of them, jointly and severally, represent and warrant to the purchaser as follows with respect to GSI

a.
GSI is a corporation duly incorporated or continued, validly existing, and in good standing under the laws of the State of Nevada and has all requisite authority to carry on business as currently conducted.

b.
The execution and performance of this Agreement by Seller does not and will not (i) violate or conflict with any contract, judgment, writ, order or other obligation binding upon GSI or any of GSI’s assets or properties; (ii) require GSI to obtain the consent of or notify any person; (iii) result in the imposition of or give any person the right to acquire any lien or other interest in the assets or other properties of GSI.

c.	GSI is the absolute beneficial owner of United States Patent #7,048,051 and United States Trademark #77/282,1al61.

d.
GSI does not have any outstanding contracts, agreements, or commitments of any kind, written or oral, with any third party regarding except for the material contracts described in, and attached to this Agreement as:

          - License Agreement (Petro Probe, Inc.)
- Plant Construction Agreement (Petro Probe, Inc.)
- Facility Management Agreement (Petro Probe, Inc.)

e.
GSI is not bound by any written or oral pension plan or collective bargaining agreement or obligated to make any contributions under any retirement income plan, deferred profit sharing plan or similar plan.

f.
GSI is operating in accordance with all applicable laws, rules, and regulations of the jurisdictions in which it is carried on.  In compliance with such laws, GSI has duly licensed, registered, or qualified with the appropriate public authorities.

g.
The trademarks and trade names used by GSI in carrying on the business are owned exclusively and validly by GSI. The trade names are duly registered with the appropriate public authorities in order that the rights associated with the trade names are protected. To the best knowledge of the Sellers, there are no claims of infringement existing against the patents, trademarks, copyrights or any other trade names used by GSI.

h.
To the best knowledge of the Sellers, the conduct of the business of GSI does not infringe on the patents, trademarks, trade names or copyrights, domestic or foreign of any other person, firm or corporation.

i.
GSI has filed all tax reports and returns and has paid all taxes owed to all taxing authorities, including foreign taxing authorities, except amounts that are being properly contested by GSI, the details of this contest having been provided to the Purchaser.

13.
The Seller’s representations and warranties will survive the Closing of this Agreement for a period of three years, after which time, if no claim has been made by the Purchaser against the Seller regarding the breach or inaccuracy of a representation or warranty, the Seller will have no further liability with regard to any of the representations or warranties given in this Agreement.

Purchaser’s Representations and Warranties

14.	The Purchaser represents and warrants to each Seller as following:

a.
The Purchaser is a corporation duly incorporated or continued, validly existing, and in good standing under the laws of the State of Nevada and has all requisite capacity and authority to carry on business as currently conducted.

b.
The execution and delivery of this Agreement, and this transaction has been duly authorized by all necessary corporate action on the part of the Purchaser and this Agreement is binding upon the Purchaser in accordance with its terms, subject to applicable bankruptcy laws and principals of equity.

c.
The execution and performance of this Agreement by Seller, the payment of the Aggregate Purchase Price, the issuance of the Common Stock and the execution and delivery of the promissory note as part of the Aggregate Purchase Price does not and will not (i) violate or conflict with any contract, judgment, writ, order or other obligation binding upon the Purchaser or any of the Purchaser’s assets or properties, (ii) require the Purchaser to obtain the consent of or notify any person (other than any notification that may be required under applicable securities laws of the United States), or (iii) result in the imposition of or give any person the right to acquire any lien or other interest in the assets or other properties of the Purchaser.

d.
The Purchaser has not incurred any obligation, commitment, restriction, or liability of any kind, absolute or contingent, present or future, which would adversely affect its ability to perform its obligations under this Agreement.

e.	The Purchaser is a resident of the United States for the purposes of the Internal Revenue Code.

f.	The Common Stock, when issued in accordance with this Agreement will be duly issued, fully paid and non-assessable shares of the common stock of the Purchaser.

g.	Based in part upon the representations of the Seller, the Common Stock is not subject to registration under the Securities Act of 1933.

15.
The Purchaser's representations and warranties will survive the Closing for a period of three years, after which time, if no claim has been made by the Seller against the Purchaser regarding the breach or inaccuracy of a representation or warranty, the Purchaser will have no further liability with regard to any of the representations or warranties given in this Agreement.

Additional Agreements of the Parties

16.
The Purchaser will use all reasonable efforts to ensure the confidentiality of any private or unpublished information received from the Seller or GSI or observed at the premises of GSI.  If this Agreement is terminated for any reason, the Purchaser will promptly return all written information and documents relating to GSI to GSI.

17.
For a period of three years after the Closing Date or until the termination of this Agreement, whichever first occurs, the Seller will not individually or in conjunction with any other person or business entity or in any other manner whatsoever have interest in, enter employment with, lend money to, or advise any business similar to or in competition with the GSI.

18.
Each Party agrees to take such other actions and sign and deliver such other documents as are necessary to evidence the transfer of the Shares and the ownership and control of all assets of GSI to the Purchaser.

19.
GSI will not hire, and Seller will take all action necessary to prevent GSI from hiring, any new employees, or substantially change the role or title of any existing employees, provide unscheduled or irregular increases in salary or benefits to employees, or instituting any significant changes to the terms of any employees’ employment, after signing this Agreement, unless the Purchaser provides written consent.

20.
The Purchaser will obtain or complete all forms, documents, consents, approvals, registrations, declarations, orders, or authorizations of any person or any governmental or public body, required of the Purchaser in connection with the execution of this Agreement or the performance of its obligations hereunder, including without limitation the filing of a Notice of Sale on Form D with the Securities and Exchange Commission within 15 days after the Closing Date.

21.	The Seller will provide the Purchaser with all information in Seller’s control concerning the operation of the business of GSI.

22.
The Purchaser will execute a Consulting Agreement with each Seller in the form attached hereto as Exhibit B with such changes therein as are necessary to reflect the expected role and expertise of each Seller and are acceptable to such Seller.

Indemnity Respecting Liabilities

23.
The Seller will indemnify and save the Purchaser and GSI harmless from and against all claims, loss, damage, liability or expense which the Purchaser may suffer in regards to any liability or obligation arising out of any breach of a representation by Seller or default of any agreement by Seller under this Agreement; provided, however, that any claim for indemnity under this provision must be made within three years after the Closing Date.

24.
The Purchaser will indemnify and save the Seller and GSI harmless from and against all claims, loss, damage, liability or expense which the Seller or GSI may suffer in regards to any liability or obligation arising out of any breach of a representation by Purchaser or default of any agreement by Purchaser under this Agreement; provided, however, that any claim for indemnity under this provision must be made within three years after the Closing Date.

Miscellaneous Provisions

25.
Notices.  Any notices or deliveries required in the performance of this Agreement will be deemed completed when hand-delivered, delivered by agent, or seven (7) days after being placed in the post, postage prepaid, to the Parties at the addresses contained in this Agreement or as the Parties may later designate in writing.

26.	Expenses. The Parties agree to pay all their own costs and expenses in connection with this Agreement.

27.
Severability.  The Parties acknowledge that this Agreement is reasonable, valid, and enforceable; however, if any part of this Agreement is held by a court of competent jurisdiction to be invalid, it is the intent of the Parties that such provision be reduced in scope only to the extent deemed necessary to render the provision reasonable and enforceable and the remainder of the provisions of this Agreement will in no way be affected or invalidated as a result.

28.	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Montana.

29.
Entire Agreement.  This Agreement contains the entire agreement between the Parties. Statements or representations which may have been made by any Party to this Agreement in the negotiation stages of this Agreement may in some way be inconsistent with this final written Agreement. All such statements are declared to be of no value to either Party. Only the written terms of this Agreement will bind the Parties.

30.	Amendment. This Agreement may only be amended or modified by a written instrument executed by all of the Parties.

31.
Waivers.  A waiver by one Party of any right or benefit provided in this Agreement does not infer or permit a further waiver of that right or benefit, nor does it infer or permit a waiver of any other right or benefit provided in this Agreement.

32.	Assignment. This Agreement will not be assigned either in whole or in part by any Party without the written consent of the other Party.

33.	Inurnment. This Agreement will pass to the benefit of and be binding upon the Parties' respective heirs, executors, administrators, successors, and permitted assigns.

34.
Severability.  The clauses, paragraphs, and subparagraphs contained in this Agreement are intended to be read and construed independently of each other. If any part of this Agreement is held to be invalid, this invalidity will not affect the operation of any other part of this Agreement.

35.
Rights Cumulative.  All of the rights, remedies and benefits provided in this Agreement will be cumulative and will not be exclusive of any other such rights, remedies and benefits allowed by law or equity.

36.	Time is of the Essence. Time is of the essence in this Agreement.

37.
Counterparts; Facsimile Signatures.  This Agreement may be executed in counterparts. All such counterparts shall be deemed to be a single agreement. Facsimile signatures are binding and are considered to be original signatures.

38.
Interpretation.  Headings are inserted for the convenience of the Parties only and are not to be considered when interpreting this Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine gender include the feminine gender and vice versa. Words in the neuter gender include the masculine gender and the feminine gender and vice versa.

IN WITNESS WHEREOF the Parties have duly affixed their signatures under hand and seal on this 15th day of August, 2008.

/S/ KEN DANCHUK
Ken Danchuk – shareholder – 500,000 shares

/S/ RON MCQUEEN
Ron McQueen – shareholder – 500,000 shares

/S/ LARRY VANCE
Larry Vance – shareholder – 1,000,000 shares

Earth Search Sciences, Inc.

Per: /S/ LUIS F. LUGO (Seal) Luis F. Lugo CEO